Exhibit 16.1

                             GREEN STAR MINING CORP.

                       Room 42, 4th Floor, New Henry House
                        10 Ice Street, Central, Hong Kong


                                                                February 8, 2010

George Stewart, CPA
2301 South Jackson Street, Suite 101-G Seattle, Washington 98144

     Re: Dismissal as Auditor

Dear Sir:

     We are writing to you to formally notify you that our board of directors adopted resolutions authorizing and formally appointing Friedman LLP as our auditor for the fiscal year ending August 31, 2010. Accordingly, we are hereby formally notifying you of your dismissal as our independent auditor with immediate effect.

     We have prepared a draft of a current report on Form 8-K that discloses the change of auditor. We would greatly appreciate it if you could review the report and confirm for us whether you agree with the statements contained in the report regarding your firm.

     On behalf of Green Star Mining Corp. and our board of directors we would like to thank you for the services you have provided to us and we wish you the best of luck in your future endeavors.

                                       Very truly yours,


                                       Green Star Mining Corp.


                                       By: /s/ Yi Chen
                                          ------------------------------------
                                       Name:  Yi Chen
                                       Title: Chief Executive Officer